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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2157 DATED 5 NOVEMBER 2009

                        QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 1,272,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013
  CURRENTLY TOTALING A$3,882,732,000.00 (A$790,838,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the US Prospectus dated March 9, 2000 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.  (i)   Issuer:                                       Queensland Treasury Corporation

    (ii)  Guarantor:                                    The Treasurer on behalf of the Government
                                                        of Queensland

2.        Benchmark line:                               2013

                                                        (to be consolidated and form a single series
                                                        with QTC 6% Global A$Bonds due 14
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                                                        August 2013, ISIN US748305BD00)

3.        Specific Currency or Currencies:              AUD ("A$")

4.  (i)   Issue price:                                  102.952%

    (ii)  Dealers' fees and commissions paid by         No fee or commission is payable in respect
          Issuer:                                       of the issue of the bond(s) described in
                                                        these final terms (which will constitute a
                                                        "pricing supplement" for purposes of any
                                                        offers or sales in the United States or to
                                                        U.S. persons). Instead, QTC pays fees and
                                                        commissions in accordance with the
                                                        procedure described in the QTC Offshore
                                                        and Onshore Fixed Interest Distribution
                                                        Group Operational Guidelines.

5.        Specified Denominations:                      A$1,000

6.  (i)   Issue Date:                                   9 November 2009

    (ii)  Record Date (date on and from which           6 February / 6 August. Security will be ex-
          security is Ex-interest):                     interest on and from 7 February / 7 August.

    (iii) Interest Payment Dates:                       14 February / 14 August

7.        Maturity Date:                                14 August 2013

8.        Interest Basis:                               6 per cent Fixed Rate

9.        Redemption/Payment Basis:                     Redemption at par

10.       Change of Interest Basis or                   Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:                          Senior and rank pari passu with other
                                                        senior, unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:                      Senior and ranks pari passu with all its
                                                        other unsecured obligations

12.       Method of distribution:                       Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions Applicable

    (i)   Rate(s) of Interest:                          6 per cent per annum payable semi-
                                                        annually in arrears

    (ii)  Interest Payment Date(s):                     14 February and 14 August in each year up
                                                        to and including the Maturity Date

    (iii) Fixed Coupon Amount(s):                       A$30 per A$1,000 in nominal amount
          (Applicable to bonds in definitive form)

    (iv)  Determination Date(s):                        Not Applicable

    (v)   Other terms relating to the method of         None
          calculating interest for Fixed Rate Bonds:
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PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:                      A$1,000 per bond of A$1,000 Specified
                                                        Denomination
                                                        (NB: If the Final Redemption Amount is
                                                        other than 100 per cent. of the nominal
                                                        value the bonds will be derivative
                                                        securities for the purposes of the
                                                        Prospectus Directive and the requirements
                                                        of Annex XII to the Prospectus Directive
                                                        Regulation will apply and the Issuer will
                                                        prepare and publish a supplement to the
                                                        Prospectus)

15.       Early Redemption Amount(s) payable on         Not Applicable
          redemption for taxation reasons or on event of default and/or the method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                                Permanent Global Note not exchangeable
                                                        for Definitive Bonds

17.       Additional Financial Centre(s) or other       Not Applicable
          special provisions relating to Payment
          Dates:

18.       Talons for future Coupons or Receipts to be   No
          attached to Definitive Bonds (and dates on which such Talons mature):

19.       Other terms or special conditions:            Not Applicable

                                                        (When adding any other final terms
                                                        consideration should be given as to
                                                        whether such terms constitute "significant
                                                        new factors" and consequently trigger the
                                                        need for a supplement to the Prospectus
                                                        under Article 16 of the Prospectus
                                                        Directive)

DISTRIBUTION

20. (i)   If syndicated, names and addresses of         Not Applicable
          Managers and underwriting commitments:

    (ii)  Date of Dealer Agreement:                     4 November 2009

    (iii) Stabilizing Manager(s) (if any):              Not Applicable

21.       If non-syndicated, name and address of        Deutsche Capital Markets Australia
          relevant Dealer:                              Level 18, Grosvenor Place
                                                        225 George Street
                                                        Sydney NSW 2000

22.       Whether TEFRA D or TEFRA C rules              TEFRA Not Applicable
          applicable or TEFRA rules not applicable:

23.       Non exempt Offer                              Not Applicable
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                                                        (N.B. Consider any local regulatory
                                                        requirements necessary to be fulfilled so as
                                                        to be able to make a non-exempt offer in
                                                        relevant jurisdictions. No such offer
                                                        should be made in any relevant jurisdiction
                                                        until those requirements have been met.
                                                        Non-exempt offers may only be made into
                                                        jurisdictions in which the base prospectus
                                                        (and any supplement) has been
                                                        notified/passported.)

24.       Additional selling restrictions:              Not Applicable
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
             Duly authorized

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                            PART B--OTHER INFORMATION

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1.     LISTING AND ADMISSION TO TRADING

       (i)  Listing                                          Bourse de Luxembourg.

       (ii) Admission to trading:                            Application has been made by the Issuer
                                                             (or on its behalf) for the bonds to be
                                                             admitted to trading on the regulated
                                                             market of the Bourse de Luxembourg with
                                                             effect from the Issue Date.

                                                             (Where documenting a fungible issue need
                                                             to indicate that original securities are
                                                             already admitted to trading.)

2.     RATINGS

       Ratings:                                              The bonds to be issued have been rated:

                                                             S&P:     AA+
                                                             Moody's: Aa1

                                                             An obligation rated 'AA+' by S&P has the
                                                             second highest long term credit rating
                                                             assigned by Standard & Poor's and differs
                                                             from the highest rated obligations by only
                                                             a small degree. The obligor's capacity to
                                                             meet its financial commitment on the
                                                             obligation is very strong.

                                                             An obligation rated 'Aa1' by Moody's has
                                                             the second highest long term credit rating
                                                             assigned by Moody's. Obligations rated
                                                             'Aa1' are judged to be of high quality and
                                                             are subject to very low credit risk.

                                                             A credit rating is not a recommendation to
                                                             buy, sell or hold securities and may be
                                                             revised or withdrawn by the rating agency
                                                             at any time. Each rating should be
                                                             evaluated independently of any other
                                                             rating.

                                                             (The above disclosure should reflect the
                                                             rating allocated to bonds issued under the
                                                             bond facility generally or, where the issue
                                                             has been specifically rated, that rating.)

3.     INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer. --Amend as appropriate if there are other interests]
[(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.     REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)    Reasons for the Offer:                                See "Use of Proceeds" section in the
                                                             prospectus supplement--if reasons for
                                                             offer different from making profit and/or
                                                             hedging certain risks will need to include
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                                                             those reasons here.

(ii)   Estimated net proceeds:                               Not Applicable.

                                                             (If proceeds are intended for more than
                                                             one use will need to split out and present
                                                             in order of priority. If proceeds
                                                             insufficient to fund all proposed uses state
                                                             amount and sources of other funding.)

(iii)  Estimated total expenses:                             Not Applicable.

                                                             [Expenses are required to be broken down
                                                             into each principal intended "use" and
                                                             presented in order of priority of such
                                                             "uses".]

5.     YIELD

       Indication of yield:                                  5.54%

                                                             Calculated as 7 basis points less than the
                                                             yield on the equivalent A$ Domestic Bond
                                                             issued by the Issuer under its Domestic A$
                                                             Bond Facility on the Trade Date. The yield
                                                             is calculated at the Trade Date on the
                                                             basis of the Issue Price. It is not an
                                                             indication of future yield.

6.     OPERATIONAL INFORMATION

(i)    ISIN Code:                                            US748305BD00

(ii)   Common Code:                                          014569359

(iii)  CUSIP Code:                                           748305BD0

(iv)   Any clearing system(s) other than Depositary          Not Applicable
       Trust Company, Euroclear Bank S.A./N.V. and
       Clearstream Banking, societe anonyme and the relevant identification number(s):

(v)    Delivery:                                             Delivery free of payment

(vi)   Names and addresses of additional Paying              [_______]
       Agent(s) (if any):

7.     TERMS AND CONDITIONS OF THE OFFER

(i)    Offer Price;                                          Not applicable

(ii)   [Conditions to which the offer is subject;]           Not applicable

(iii)  [Description of the application process;]             Not applicable

(iv)   [Details of the minimum and/or maximum                Not applicable
       amount of application;]

(v)    [Description of possibility to reduce                 Not applicable
       subscriptions and manner for refunding excess amount paid by applicants;]

(vi)   [Details of the method and time limits for            Not applicable
       paying up and delivering the bonds;]
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(vii)  [Manner in and date on which results of the           Not applicable
       offer are to be made public;]

(viii) [Procedure for exercise of any right of pre-          Not applicable
       emption, negotiability of subscription rights and treatment of subscription rights not exercised;]

(ix)   [Categories of potential investors to which the       Not applicable
       bonds are offered and whether tranche(s) have been reserved for certain countries;]

(x)    [Process for notification to applicants of the        Not applicable
       amount allotted and the indication whether dealing may begin before notification is made;]

(xi)   [Amount of any expenses and taxes specifically        Not applicable
       charged to the subscriber or Purchaser;]

(xii)  [Name(s) and address(es), to the extent know to       None
       the Issuer, of the placers in the various countries where the offer takes place.]
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